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                                                                      EXHIBIT 10

                             EMPLOYMENT AGREEMENT

              THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective this 2nd day of May, 1997 by and between Karyn Marasco ("Employee") and Servico, Inc., a Florida corporation ("Employer").

                                 WITNESSETH:

              WHEREAS, Employer desires to obtain the services of Employee and Employee desires to make her services available to Employer, all upon the terms and subject to the conditions set forth in this Agreement.

              NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, Employer and Employee hereby agree as follows:

              1. Offer and Acceptance of Employment. During the term hereof, Employer agrees to employ Employee as an executive vice president and its chief operating officer and Employee agrees to accept such employment and agrees to discharge faithfully, diligently and to the best of her ability the responsibilities of such position during the term hereof.

              2. Scope of Employment. During the term of this Agreement, Employee agrees to devote her full time, attention, energies and skills to the business of Employer for the performance of her duties as set forth in this Agreement. Nothing in this Agreement shall preclude Employee from spending reasonable periods of time required for the management of personal investments, so long as such activities do not interfere with the regular performance of her duties and responsibilities under this Agreement.

              3. Term. Unless sooner terminated in accordance with the provisions and conditions of this Agreement, the initial term of this Agreement will be for a three-year period commencing on the date hereof. The term of this Agreement shall automatically be extended for additional one-year periods on the terms, provisions and conditions set forth herein unless either party notifies the other in writing, at least 30 days prior to the end of the initial term or any extension thereof, of its or her (as the case may be) desire not to extend the Agreement for an additional term. Any material diminution by Employer of Employee's duties and responsibilities without her prior written consent shall constitute a termination of this Agreement by Employer.

              4. Compensation.

                 4.1 Base Salary. Employer agrees to pay to Employee a base salary ("Base Salary") of Two Hundred Fifteen Thousand Dollars ($215,000.00) per year during the term of this




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Agreement. The Base Salary shall be payable in accordance with Employer's regular payroll practices, subject to applicable taxes and withholdings. Employee's Base Salary shall be reviewed periodically for merit increases and may, by action, and in the absolute discretion of Employer's Board of Directors, be increased at any time and from time to time. No such increase shall at any time operate as a cancellation of this Agreement and any such increase shall operate merely as an amendment hereof, effective upon adoption of a resolution of the Board of Directors of Employer, without any further action by Employee or Employer. In the event of any such increase, all other terms of this Agreement shall remain unmodified.

                      4.2 BONUSES. During the term of this Agreement, the Board of Directors of Employer in its absolute discretion, from time to time, may authorize the payment by Employer to Employee of one or more incentive bonuses in such amounts as the Board of Directors deems advisable but in any event Employee shall be entitled to participate in the bonus program for key employees if such a program is made available to other of Employer's executive officers.

                      4.3 STOCK OPTIONS. As additional compensation for services rendered pursuant to this Agreement and the Employee's performance and observation of the provisions of this Agreement, Employee will be granted options to acquire 50,000 shares of the common stock of Employer which shall vest with respect to 10,000 shares upon the date of grant and 10,000 shares will vest on each anniversary thereafter. The exercise price shall be equal to the fair market value on the date of grant which shall be as soon as practicable after the commencement of employment.

              5.      BUSINESS EXPENSES; BENEFITS.

                      5.1 BUSINESS EXPENSES. Upon submission of proper documentation by Employee to Employer, Employer shall reimburse Employee for all reasonable business expenses incurred by Employee in connection with the discharge of her duties hereunder and the furtherance of the business of Employer and in specific accordance with the travel and entertainment expense policy of Employer as adopted by the Board of Directors of Employer from time to time. The reimbursement obligations of Employer under this Section 5.1 shall survive the expiration or termination of this Agreement.

                      5.2 BENEFITS. During the term of this Agreement, Employee shall be entitled to receive paid health insurance for herself and her immediate family and shall be entitled to participate, on the same basis and subject to the same qualifications as pertain to other executives, in such disability plans and benefit plans or programs as are generally provided by Employer to its executive employees. Employee shall also be entitled to paid vacation time in accordance with the policies of Employer, but not less than four weeks annually; provided that Employee shall not be entitled to any additional compensation for any vacation time not used by her.

              6. CONFIDENTIAL INFORMATION. Employee shall not, during the term of her employment hereunder nor thereafter, divulge, except in the regular course of and to further Employer's business, any information which is confidential and proprietary to Employer; provided, however, that Employee has no obligation to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than by disclosure by Employee or anyone else who has an obligation of confidentiality with respect to such




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information.

              7. Other Employment. Employee shall not, during the term of her employment hereunder, participate directly or indirectly, in any manner, as a partner, officer, director, stockholder, advisor, consultant, employee or in any other capacity in any other business competitive with Employer's business; provided, however, that nothing herein shall be deemed to prevent or limit the right of Employee to own not more than 1% of the outstanding common stock of a corporation, if, at the time of the acquisition by Employee such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange.

              8.      Termination of Employment.

                      8.1 Severance. Employer shall have the right, at any time, to terminate the employment of Employee hereunder. Unless Employee's employment is terminated for cause pursuant to Section 8.4, Employee shall be entitled to her Base Salary and other benefits under this Agreement for the greater of the unexpired term of this Agreement or one year.

                      8.2 Disability. Employer shall at all times have the right, upon 30 days prior notice to Employee, to terminate Employee's employment hereunder at any time after Employee shall be unable to perform the duties to be rendered by her hereunder, for whatever cause, including but not limited to, mental or physical incapacity, illness or disability (collectively, "Disability") for a continuous period of more than 120 days or for a period of 150 days during any consecutive 365 day period. In the event of any such termination for Disability, Employee shall be entitled to be paid her Base Salary and other benefits to the date which is 30 days following the date of termination and Employer shall have no further obligation or liability hereunder (other than for reimbursement for reasonable business expenses in accordance with the provisions hereof).

                      8.3 Death. In the event of the death of Employee during the term of her employment hereunder, Employee's personal representative shall be entitled to receive Employee's Base Salary and other benefits to the date which is 30 days following the date of Employee's death and Employer shall have no further obligation or liability hereunder (other than for reimbursement for reasonable business expenses in accordance with the provisions hereof); provided, however, that her estate or beneficiaries shall have a period of 12 months after her death during which to exercise the vested options held by her on the date of her death.

                      8.4 Termination for Cause. The employment of Employee hereunder may be terminated by Employer at any time for proven deliberate and premeditated acts against the interests of Employer, material breach by Employee of this Agreement which is not cured within 30 days of written notice given to Employee by Employer, Employee's conviction of a criminal act that constitutes a felony or Employee's conviction of a criminal act that constitutes embezzlement or fraud with respect to property of Employer. If the employment of Employee is terminated for cause, Employee's compensation, Base Salary and benefits hereunder shall terminate as of the date of such termination and Employer shall have no further obligation or liability hereunder (other than for reimbursement for reasonable business expenses in accordance with the provisions hereof).


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                      8.5      Voluntary Termination.  Employee may voluntarily
terminate her employment under this Agreement upon 30 days prior notice to Employer and upon such termination Employee's compensation, Base Salary and benefits hereunder shall terminate as of the date of such termination and Employer shall have no further obligation or liability hereunder (other than for reimbursement for reasonable business expenses in accordance with the provisions hereof).

                      8.6 Return of Materials. Employee shall, upon any termination of her employment hereunder, immediately return to Employer any and all materials, and copies thereof, previously received or obtained by her from Employer or prepared by her in connection with her employment hereunder and all files, letters, memoranda, reports, records, computer programs, listings or other written, photographic or other tangible material containing any trade secret of Employer whether created by her, employees of Employer or others which shall come into her possession.

              9. Non-Solicitation of Employees. Without the prior consent of Employer, Employee shall not, within one year after the termination of her employment hereunder, solicit or cause or authorize directly or indirectly to be solicited for employment for or on behalf of herself or any persons, firms, corporations or other entities, any persons who are, as of the date of such termination, employees of Employer for the purpose of requesting them or presenting opportunities for them to leave their employment with Employer.

              10.     Miscellaneous.

                      10.1 Waiver Not Consent. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach by either party hereto.

                      10.2 Binding Effect. This Agreement shall be enforceable in accordance with its terms by the parties hereto and shall be binding upon, and inure to the benefit of, Employer and its successors and assigns and shall inure to the benefit of Employee and her heirs and assigns.

                      10.3 Notices. Any notice hereunder shall be delivered by hand, telegram, cable, telecopier, telex or prepaid overnight carrier or sent by registered or certified mail, addressed:

              If to Employer:           Servico, Inc.
                                        1601 Belvedere Road
                                        West Palm Beach, Florida 33406
                                        Attention:  Chief Executive Officer

              If to Employee:           Karyn Marasco
                                        727 Delafalle Court
                                        Naperville, Illinois 60565

Any such notice shall become effective (a) if mailed, either when received or when the delivery thereof has been attempted and acceptance has been refused, and (b) in the case of delivery by hand, telegram, cable, facsimile, telex or prepaid overnight carrier, upon delivery.
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                      10.4     GOVERNING LAW, ENTIRE AGREEMENT. This Agreement
shall be governed by and construed in accordance with the laws of the State of Florida. This Agreement supercedes any prior agreements or understandings, oral or written, with respect to the employment of Employee by Employer, and contains the entire understanding and agreement between the parties subject only to the terms and conditions of that certain letter agreement between Employer and Employee, granting Employee rights pursuant to the Employer's severance policy for its executive officers in the event of a change in control of Employer, as defined in such letter, which by its terms provides for a credit of any payments made pursuant to this Agreement against any payments due pursuant to such executive severance policy. This Agreement may not be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.

                      10.5 NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

                      10.6 WITHHOLDING. All compensation or amounts payable by Employer, or property to be distributed by Employer, to Employee pursuant to the provisions hereof may be net of an amount sufficient to satisfy withholding tax requirements of any government or governmental unit.

                      10.7 CAPTIONS. The section headings contained herein are for reference and convenience only and shall not affect the construction of any provision of this Agreement.

                      10.8 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, any interpretation hereof or breach hereof shall be resolved by binding arbitration in West Palm Beach, Florida and in accordance with the rules of the American Arbitration Association, and any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     IN WITNESS WHEREOF, the parties hereto have executed or duly caused the execution of this Agreement as of the day and year above written.

                                             EMPLOYER:

                                             SERVICO, INC.
                                             a Florida corporation

                                             By: /s/David Buddemeyer
                                             Its:     President

                                             EMPLOYEE:

                                             /s/ Karyn Marasco
                                             Karyn Marasco